Exhibit 99.1

Contact: Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

January 28, 2021

Cass Information Systems, Inc. Reports

Fourth Quarter Diluted Earnings Up 2%

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported fourth quarter 2020 earnings of $.44 per diluted share, an increase of 2% from the $.43 per diluted share it earned in the fourth quarter of 2019. While revenue was 5% lower, net income was 1% higher compared to 2019’s fourth quarter.

	4th Quarter			YTD
	2020	2019	% Change	2020	2019	% Change
Transportation Invoice Volume	9.0 million	8.6 million	3.6	33.2 million	36.0 million	(7.9)
Transportation Dollar Volume	$7.5 billion	$6.9 billion	9.5	$26.5 billion	$28.1 billion	(5.6)
Facility Expense Transaction Volume*	7.0 million	6.5 million	7.2	27.3 million	27.5 million	(0.8)
Facility Expense Dollar Volume*	$3.3 billion	$3.4 billion	(2.2)	$13.5 billion	$14.9 billion	(9.6)
Revenues	$37.1 million	$38.9 million	(4.6)	$145.0 million	$157.2 million	(7.8)
Net Income	$6.4 million	$6.4 million	0.6	$25.2 million	$30.4 million	(17.2)
Diluted EPS	$.44	$.43	2.3	$1.73	$2.07	(16.4)

*	Includes Energy, Telecom and Waste

2020 4th Quarter Recap

Higher net investment income, lower operating and income tax expenses and a notable strengthening in the transportation sector fueled the improvement in net income. The regression in revenue stemmed from historically low interest rates and the ongoing impact of the COVID-19 pandemic on Cass customers. However, the year-over-year quarterly decline was significantly less than what Cass experienced in the second and third quarters given the strengthening in the transportation sector.

Transportation volumes for invoices and dollars increased 4% and 10% respectively. With strong performance from the manufacturing sector, this was the first quarter in 2020 where volumes surpassed 2019 levels. The consistent addition of new business throughout 2020 and a more stable foundation of current customer volumes are encouraging factors for growth in 2021.

Growth in new business enabled facility-related (electricity, gas, waste and telecom expense management) invoice volumes to increase 7%, overcoming a number of COVID-related bankruptcies and location closings. Telecom showed continued strength in global engagements, both in new business and pipelines. Facility dollar volumes dipped 2% as governmental restrictions in the restaurant, retail and hospitality sectors curtailed business hours and consumers continued to be cautious about travel and entertainment, both creating lower utility usage. As states continue to re-open their economies, it is anticipated that usage will gradually return to normal.

Consolidated operating expenses decreased $1,124,000 (4%) due to lower personnel expense and a COVID-associated decline in travel and other business development activities.

Summary and Outlook

“It is a testament to the efforts of our team that the company achieved year-over-year growth in fourth quarter net income despite the headwinds presented by COVID-19,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “While challenges remain, being a flexible and reliable business partner is proving to be a critical benefit to our clients. In addition, the continued expansion of our customer base sets the stage for further recovery in our financial results once the negative forces of the pandemic subside.”

2020 Full Year Recap

For the year ended December 31, 2020, Cass earned $1.73 per diluted share, a decrease of 16% over the $2.07 per diluted share it earned in 2019. Net income was $25.2 million, compared to $30.4 million in 2019. Revenues dropped 8%, from $157.2 million in 2019 to $145.0 million in 2020.

Consolidated operating expenses were down 4%, or $5.2 million, due to lower transaction volumes for the full year.

Remote Workforce Continuing

Cass also reported that it continues to operate its remote workforce program with most of its employees around the globe.

Cash Dividend Declared

On January 26, 2021, the company’s board of directors declared a first quarter dividend of $.27 per share payable March 15, 2021 to shareholders of record March 5, 2021. Cass has continuously paid regularly scheduled cash dividends since 1934.

“Our history of uninterrupted dividend payments combined with share repurchase activity that has returned over $35 million to shareholders during the last five years reflect the company’s commitment to rewarding shareholders,” Brunngraber stated.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $2 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2019.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2020 and 2019:

	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Transportation Invoice Volume	8,950	8,636	33,184	36,042
Transportation Dollar Volume	$7,529,560	$6,878,768	$26,516,803	$28,090,514
Facility Expense Transaction Volume	6,962	6,496	27,292	27,525
Facility Expense Dollar Volume	$3,339,960	$3,413,832	$13,458,230	$14,882,728

Payment and Processing Fees	$24,664	$26,903	$97,204	$107,953
Net Investment Income	11,892	11,513	44,515	47,166
Gain on Sales of Securities	6	—	1,075	19
Other	570	519	2,162	2,097

Total Revenues	$37,132	$38,935	$144,956	$157,235

Personnel	$22,223	$22,489	$88,062	$91,083
Occupancy	930	988	3,739	3,918
Equipment	1,668	1,565	6,568	6,140
Other	4,828	5,731	16,246	18,628

Total Operating Expenses	$29,649	$30,773	$114,615	$119,769

Income from Operations before Income Taxes	$7,483	$8,162	$30,341	$37,466
Income Tax Expense	1,072	1,791	5,165	7,062

Net Income	$6,411	$6,371	$25,176	$30,404

Basic Earnings per Share	$.45	$.44	$1.75	$2.11

Diluted Earnings per Share	$.44	$.43	$1.73	$2.07

Average Earning Assets	$1,847,652	$1,520,342	$1,674,297	$1,472,399
Net Interest Margin	2.68%	3.14%	2.82%	3.36%
Allowance for Credit Losses to Loans	1.34%	1.37%	1.34%	1.37%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	(.01)	—	(.01)
Provision for Credit Losses	$85	$—	$810	$250